MET INVESTORS SERIES TRUST

AMENDMENT NO. 3 TO THE INVESTMENT ADVISORY AGREEMENT

(Goldman Sachs Mid-Cap Value Portfolio)

This Amendment No. 3 to the Investment Advisory Agreement (the “Agreement”) dated May 1, 2004 by and between MetLife Advisers, LLC, (the “Adviser”), and Goldman Sachs Asset Management, L.P. (the “Subadviser”) with respect to the Goldman Sachs mid-Cap Value Portfolio, a series of the Met Investors Series Trust, is entered into effective as of the 1st of October 2016.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Schedule A of the Agreement is amended in whole to read as follows: Percentage of average daily net assets

Percentage of average daily net assets

Goldman Sachs Mid-Cap Value Portfolio	0.400% First $25,000,000 0.400% Next $75,000,000 0.375% Next $100,000,000 0.350% Next $100,000,000 0.350% Next $200,000,000 0.325% Excess over $500,000,000

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 1st day of October 2016.

METLIFE ADVISERS, LLC	GOLDMAN SACH ASSET MANAGEMENT, L.P.
By: Authorized Officer	By: Authorized Officer